Exhibit 10.1

Deed of Separation

Craig Stevenson (Mr Stevenson)
Ug Manufacturing Co. Pty Ltd (ACN 005 047 941) (Company)

Details

Date	February 22, 2013

Parties

Name	Craig Stevenson
Short form name	Mr Stevenson
Address	Address on file
Name	Ug Manufacturing Co. Pty Ltd (ACN 005 047 941)
Short form name	Company
Address	Quiksilver Drive, Torquay, Victoria, 3228

Background

A	Mr Stevenson is employed by the Company under the Contract.

B	The parties have agreed that Mr Stevenson’s employment by the Company is to end.

C	The parties wish to record their agreement concerning Mr Stevenson’s separation arrangements, and related issues, in this Deed.

Agreed terms

1.	Definitions

For the purposes of this Deed:

AL Pay means AUD$36,538.46, being pay in lieu of accrued annual leave which Mr Stevenson will not have taken as at the Separation Date.

Benefits means the benefits referred to in clause 4.1.

Bonus Pay means any incentive payment which Mr Stevenson is eligible to receive under the Plan for the fiscal year ending 31 October 2013.

Confidential Information means all of the information of the Company and the Group Companies that is of a confidential nature (whether or not marked as being ‘confidential’), and specifically includes:

(a)	inventions and discoveries (whether or not patentable);

(b)	client and customer lists;

(c)	trade secrets;

(d)	financial information; and

(e)	scientific, technical, product and service information.

Contract means the contract of employment between Mr Stevenson and the Company constituted by the written agreement between the parties dated 6 March 2012; any oral terms as agreed between Mr Stevenson and the Company; and any terms implied by fact or by law.

Deed means this Deed of Separation.

Group Companies means all related bodies corporate (as that term is defined in the Corporations Act 2001 (Cth)) of the Company.

LSL Pay means pay in lieu of accrued long service leave per statute.

Plan means the Quiksilver, Inc. Incentive Compensation Plan.

Restricted Stock Units or RSU’s mean any restricted stock units which have been granted to Mr Stevenson under the Quiksilver, Inc. Stock Incentive Plan.

Separation Date means 31 October 2013.

Severance Pay means AUD $712,500, being an amount equivalent to Mr Stevenson’s base salary for a period of 18 months.

Statutory Benefits means only the following:

(a)	the AL Pay; and

(b)	AUD$0, being a value representing the amount which the Company would, under statute, have been required to give to Mr Stevenson by way of pay in lieu of notice had the parties not agreed that Mr Stevenson’s employment was to terminate on the Separation Date and had the Company terminated his employment on that date.

Stock Options means any stock options which have been granted to Mr Stevenson under the Quiksilver, Inc. Stock Incentive Plan.

2.	Cessation of employment

Mr Stevenson’s employment by the Company, and the Contract, will terminate on the Separation Date by agreement.

3.	Obligations until the Separation Date

Until the Separation Date, unless Mr Stevenson’s employment terminates prior to that date by reason of his death, termination for Cause (as defined in the Contract), or resignation for any reason:

(a)	Mr Stevenson will:

(i)	be required to assist the Company with the handover of his role and the transition of his responsibilities;

(ii)	unless notified otherwise by the Company, not be required to perform any other work duties; and

(iii)	continue to owe a duty of fidelity and good faith to the Company;

(b)	the Company will, as applicable, continue to pay the base salary to Mr Stevenson and provide the other benefits which Mr Stevenson is entitled to receive under the Contract.

4.	Benefits

4.1	Subject to this clause 4, the Company will pay the following to Mr Stevenson:

(a)	the Severance Pay;

(b)	the Statutory Benefits;

(c)	if applicable, the Bonus Pay.

4.2	The Company will deduct from the Benefits all amounts it is required in law to deduct and remit for tax.

4.3	The Company will pay the Statutory Benefits to Mr Stevenson within 10 days of the Separation Date. Mr Stevenson agrees and acknowledges that he is not entitled to any LSL Pay, as the Company has previously paid that amount in full.

4.4	Subject to Mr Stevenson complying with his obligation under clause 7.4, the Company will pay the Severance Pay to Mr Stevenson in 18 equal monthly instalments in accordance with its regular payroll cycle, commencing on the first payroll date after the Separation Date.

4.5	To the extent that Mr Stevenson is entitled to the Bonus Pay, the Company will pay the relevant amount to Mr Stevenson at or around the time that annual bonuses are paid to other executives of the Company and/or the Group Companies, but in any event no later than 15 March 2014.

5.	Stock Options and Restricted Stock Units

Mr Stevenson’s Stock Options and Restricted Stock Units will be treated in accordance with the terms of the Quiksilver, Inc. Stock Incentive Plan and applicable award agreements.

6.	Resignation from directorship/s

6.1	By executing this Deed, Mr Stevenson resigns from his positions with Quiksilver, Inc., effective 31 October 2013, and also resigns from his officerships and directorships of all other Quiksilver-affiliated entities effective the date of this Deed, including, without limitation, the following:

(a)	Quiksilver Australia Pty Ltd;

(b)	Quiksilver International Pty Ltd;

(c)	QS Retail Pty Ltd;

(d)	UMTT Pty Ltd;

(e)	QSJ Holdings Pty Ltd;

(f)	Ug Manufacturing Pty Ltd;

(g)	Caribbean Pty Ltd;

(h)	DC Shoes Australia Pty Ltd;

(i)	Quiksilver Japan Co Ltd;

(j)	Quiksilver Glorious Sun JV Ltd (HK);

(k)	Quiksilver Glorious Sun Licensing Ltd (HK);

(l)	PT Quiksilver (Indonesia);

(m)	QS Sourcing Australia (HK);

(n)	Pavilion Productions Pty. Ltd.; and

(o)	QS Retail (NZ) Limited.

6.2	To the extent that Mr Stevenson is required to execute any documents to give effect to clause 6.1, he irrevocably appoints the secretary of the Company as his attorney to execute those documents on his behalf if he fails to do so.

7.	Mr Stevenson’s acknowledgments and agreement

7.1	Mr Stevenson accepts that the benefits which he is to receive from the Company under this Deed are given to him in full and final settlement of all amounts which may be owing to him by the Company relating to or arising out of his employment by the Company, the cessation of that employment, the Contract (including, without limitation, under the Plan) and the termination of the Contract.

7.2	To the fullest extent permitted by statute, Mr Stevenson waives, releases and forever discharges the Company, the Group Companies, and all directors, officers, employees and agents of the Company and of the Group Companies from all past, present and future claims, whether known or unknown, and however arising (including in contract, in tort or under statute) which Mr Stevenson has or may have against them or any of them relating to or arising out of his employment, the termination of his employment, or any matter set out in clause 7.1.

7.3	Mr Stevenson acknowledges that the Company, any Group Company, and any director, officer, employee or agent of the Company or of any Group Company may plead this Deed as a bar to any claim or proceeding that arises out of or relates to any matter referred to in this Deed (except any claim to enforce the Company’s obligations under this Deed).

7.4	The Company will be required to pay the Severance Pay to Mr Stevenson only if Mr Stevenson on or around the Separation Date executes a supplemental release document which is in the form of Schedule A to this Deed.

8.	Return of property

Mr Stevenson will, by no later than 31 October 2013, or sooner at the Company’s request, return to the Company all of the property of the Company or of any Group Company which is in his possession or is under his control, including any laptop computer, iPad, iPhone, BlackBerry, PDA, cellular telephone, credit cards, keys, magnetic access cards, documents, computer disks and other means of recording or storing information (including any customer lists) concerning the Company or any Group Company.

9.	Confidentiality

Mr Stevenson acknowledges his obligations not to use or disclose any of the Confidential Information, and undertakes to comply with those obligations for so long as that information is not in the public domain (other than through a breach by Mr Stevenson of this obligation of confidence).

10.	Mr Stevenson’s warranties

Mr Stevenson warrants that:

(a)	he has read and understands the terms of this Deed;

(b)	other than as set out in this Deed, none of the Company, any Group Company or any director, officer, employee or agent of the Company or of any Group Company have:

(i)	made any promise, representation or inducement; or

(ii)	been a party to any conduct,

that is material to his entering into the Deed;

(c)	he has obtained, or has had the opportunity of obtaining, independent legal advice about the terms and effect of this Deed; and

(d)	he is aware that the Company and the Group Companies rely on these warranties.

11.	Relationship with Contract

11.1	This Deed does not detract from any obligation Mr Stevenson may have under the Contract which survives the cessation of his employment with the Company.

11.2	Nothing in this Deed affects the Company’s right to terminate Mr Stevenson’s employment for Cause under clause 13(b) of the Contract, and in those circumstances, as well as in the case of a resignation by Mr Stevenson for any reason and which takes effect prior to the Separation Date:

(a)	Mr Stevenson’s employment with the Company will terminate immediately (or in the case of Mr Stevenson’s resignation, on the effective date of that resignation);

(b)	the Company will be relieved from having to give Mr Stevenson the benefits under clause 4.1 of this Deed; and

(c)	the only separation benefits which Mr Stevenson will be entitled to receive from the Company will be those described in clause 13(b) of the Contract.

12.	Severability

Part or all of any provision of this Deed that is illegal or unenforceable may be severed from this Deed and the provisions that remain will continue in force.

13.	Execution

13.1	The Company executes this Deed on behalf of the Group Companies and each director, officer, employee and agent of the Company or of any Group Company.

13.2	The parties acknowledge and agree that each Group Company and each director, officer, employee and agent of the Company or of a Group Company may independently enforce this Deed against Mr Stevenson.

14.	Governing law and jurisdiction

This Deed is governed by the law applicable in Victoria, and the parties irrevocably submit to the exclusive jurisdiction of the courts of Victoria.

15.	Entire agreement

This Deed constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements and understandings between the parties in connection with its subject matter.

Signing page

EXECUTED as a Deed

Signed sealed and delivered by Craig Stevenson in the presence of

	f		f
Signature of witness		Craig Stevenson

Name of witness (print)		Date

Date

Executed by Ug Manufacturing Co. Pty Ltd (ACN 005 047 941)

	f		f
Signature of director		Signature of director/company secretary (Please delete as applicable)

Name of director (print)		Name of director/company secretary (print)

Date		Date

Schedule A – Supplemental Release

DEED POLL

DATE (must be 31 October 2013 or later):

BY: Craig Stevenson (Mr Stevenson)

FOR THE BENEFIT OF THE BENEFICIARIES AS FOLLOWS:

all of: Ug Manufacturing Co. Pty Ltd (ACN 005 047 941) (Company) and its related bodies corporate, as that expression is defined in the Corporations Act 2001 (Cth) (collectively, Beneficiaries).

RECITALS

A.	Mr Stevenson and the Company have reached agreement on the terms of a deed of separation under which Mr Stevenson will cease to be employed by, and will receive certain benefits from, the Company (Deed of Separation).

B.	In accordance with the terms of the Deed of Separation, Mr Stevenson has agreed to give the Beneficiaries the undertakings in this Deed Poll.

COVENANTS

1.	Definitions

Unless the contrary intention appears, terms which are defined in the Deed of Separation have the same meaning in this Deed Poll.

1.	Release

1.1	Mr Stevenson accepts that the Severance Pay which he is to receive from the Company under the Deed of Separation is given to him in full and final settlement of all amounts which may be owing to him by the Company relating to or arising out of his employment by the Company, the cessation of that employment, the Contract and the termination of the Contract.

1.2	To the fullest extent permitted by statute, Mr Stevenson waives, releases and forever discharges the Company, the Group Companies, and all directors, officers, employees and agents of the Company and of the Group Companies from all past, present and future claims, whether known or unknown, and however arising (including in contract, in tort or under statute) which Mr Stevenson has or may have against them or any of them relating to or arising out of his employment, the termination of his employment, or any matter set out in clause 1.1 of this Deed Poll.

1.3	Mr Stevenson acknowledges that the Company, any Group Company, and any director, officer, employee or agent of the Company or of any Group Company may plead this Deed as a bar to any claim or proceeding that arises out of or relates to any matter referred to in this Deed Poll or the Deed of Separation (except any claim to enforce the Company’s obligations under the Deed of Separation).

EXECUTED AS A DEED POLL

Signed sealed and delivered by Craig Stevenson in the presence of

	f		f
Signature of witness		Craig Stevenson

Name of witness (print)		Date

Date